April 17, 2006

Mr. Carl C. Danberg
Attorney General
Delaware Dept. of Justice
820 N. French St., 6th Floor
Wilmington, DE  19801

Re: Obstructions to corporate proxy voting

From:  Stephen Nieman and Richard D. Foley, candidates in contested elections at the Alaska Air Group, Inc. ("AAG") for 2003, 2004, 2005 and 2006

Via email to attorney.general@state.de.us and express mail

Dear Mr. Danberg:

We would like to call your immediate attention to an obstruction to corporate proxy voting that appears to be ongoing not just by the AAG, but by all public corporations chartered not just in the State of Delaware, but all states in the Union.

We believe corporations are partaking in a materially false voting procedure for beneficial stockholders (including millions of stockholders who hold shares in 401(k) trusts) in order for stockholders to exercise their right to obtain a legal form of proxy to vote their shares or assign someone to vote for them.  They are doing this by contracting their proxy voting administration to Automatic Data Processing, Inc. ("ADP")

We have written a letter to Richard J. Daly, who is the Group Co-President of ADP protesting ADP's current procedures for stockholders attempting to procure a legal form of proxy.  Please click on: http://www.votepal.com/2006Contest/060315dalyltr.html/.

Currently, the only "official" way for a beneficial holder to obtain a legal form of proxy is to check a box on a mailed ADP voting instruction form ("VIF") or click a box on www.proxyvote.com that says "I plan to attend the meeting".  Then after a period of time that may take as long as several weeks, ADP mails a legal form of proxy to the stockholder.

If you would like to read how convoluted this all is in a contest proxy solicitation, we direct you to our March 20, 2006 Preliminary Proxy Statement filed with the U.S. SEC:

http://www.sec.gov/Archives/edgar/data/766421/000121715006000001/nemo14a1prelim060320.htm

We have established that a stockholder can very simply give another stockholder his proxy by disclosing his electronic PIN and VC# to another stockholder.  Mr. Foley and I demonstrated this last Friday, April 14.

My wife Donelle Nieman, my son Tyler Nieman, my daughter-in-law Tricia Nieman and myself electronically voted on ADP's www.proxyvote.com stock that Mr. Foley owns in the following companies respectively: Janus Corporation, Norfolk Southern Corporation, Union Pacific Corporation and Newmont Mining Corporation.

We exercised Richard's verbal right to name us as his proxies and voted his stock in a matter of minutes –– and with no paperwork required.  The electronic proxy voting system is already set up to handle stockholders giving other people their proxies to vote what they own.  Why aren't stockholders made aware and empowered to use it?

And more to the point in the corporate election this year at the AAG:  Since stockholders can already transfer their proxies to whomever they designate electronically, why have AAG stockholders NOT been provided the notice of where and how they can transfer that proxy electronically to vote for the AAG CHALLENGERS?  After all, what is the cost to the AAG to add the www.votepal.com link in the AAG's proxy statement and/or on its websites?  The fact that this is not being disclosed, appears to us to be more "gaming the system" with AAG management giving no regard for truthfully communicating with their shareholders.

What corporations, the New York Stock Exchange and ADP are saying and publicizing about how to vote and obtain legal forms of proxy is just flat wrong.

We pray for relief so that corporate proxy voting can become more timely, democratic and less-costly to stockholders.

Signed for myself and Mr. Foley,

/s

Steve Nieman
15204 NE 181st Loop
Brush Prairie, WA 98606
stevenieman@mac.com || home (360) 687-3187 || fax: (360) 666-6483

Mr. Richard D. Foley
Chairman, The Ownership Union®
6040 N. Camino ArturoTucson AZ 85718
rerailer@earthlink.net || home (520) 742-5168

email cc:

Mr. Carl T. Hagberg, AAG Inspector of Elections
Mr. Richard J. Daly, ADP
U.S. SEC, Division of Corporation Finance
AAG